EXHIBIT 3.1

                              VAALCO ENERGY INC.

                           CERTIFICATE OF AMENDMENT
                                      TO
                          CERTIFICATE OF INCORPORATION

                        Pursuant to Section 242 of the
               General Corporation Law of the State of Delaware

      VAALCO Energy Inc. (the "Company"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

      FIRST: That the Board of Directors of the Company, pursuant to a unanimous written consent dated July 10, 1997, adopted the following resolution that set forth certain amendments to the Certificate of Incorporation of the Company (the "Certificate"):

                  RESOLVED, that the Board deems it advisable and in the best interest of the Company that the number of authorized shares of the Company's Common Stock, par value $0.10 per share (the "Common Stock"), be increased to 50,000,000 shares and that to effect such increase Article Four of the Company's Certificate of Incorporation, as amended (the "Certificate of Incorporation"), be amended to read in its entirety as follows:

                                 "ARTICLE FOUR

                  The aggregate number of shares which the corporation has authority to issue is 50,500,000, of which 50,000,000 shares shall be a class designated as Common Stock with a par value of $0.10 per share, and 500,000 shares shall be a class designated as Preferred Stock with a par value of $25.00 per share. The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article Four, to provide for the issuance of shares of Preferred Stock in series, and, by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each series and the qualifications, limitations or restrictions thereof.

                  The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

                        (a) The number of shares constituting that series and the distinctive designation of that series;

                        (b) The dividend rate on the shares of that series, whether dividends shall be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

                        (c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

                        (d) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

                        (e) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

                        (f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

                        (g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series;

                        (h) Any other relative rights, preferences and limitations of that series.

                  Dividends on outstanding shares of Preferred Stock shall be paid or declared and set apart for payment before any dividends shall be paid or declared and set apart for payment on the common shares with respect to the same dividend period.

                  If upon any voluntary or involuntary liquidation, dissolution or winding up of the corporation, the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto."

      SECOND: That in lieu of a special meeting and vote of stockholders, certain holders of outstanding shares of Common Stock of the Company entitled to vote on the amendments of the Certificate have given their written consent to such amendments of the Certificate in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware. Written notice has been given as provided in such Section 228 to those stockholders of the Company who have not so consented in writing.

      THIRD: That the aforesaid amendments to the Certificate were duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, said Company has caused this certificate to be signed by its undersigned duly authorized officer this ____ day of July, 1997.

                                    VAALCO ENERGY INC.




                                              Charles W. Alcorn, Jr.,
                                       Chairman and Chief Executive Officer